Consent of Independent Auditors

We consent to the references to our firm under the caption "Experts" in the Prospectuses and under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 4, 1999 with respect to the financial statements of American Enterprise Life Insurance Company all of which are incorporated by reference from Pre-Effective Amendment No. 1 to Registration Statement (Form N-4, No. 333-92297) and Post-Effective Amendment No. 3 to the Registration Statement (Form N-4, No. 333-85567) into Post-Effective Amendment No. 4 to Registration Statement (Form S-1, No. 333-86297) and related Prospectuses for the registration of the American Express Variable Annuity and the American Express Signature One Variable AnnuitySM contracts to be offered by American Enterprise Life Insurance Company.


/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 10, 2000